Exhibit 2.2

FORM OF SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), dated as of July 25, 2019, is by and between KBL Merger Corp. IV, a Delaware corporation (“KBL”), and the Person set forth on Schedule A (the “Stockholder”).

WHEREAS, as of the date hereof, the Stockholder is the holder of (a) the number of shares of common voting stock, no par value (“Company Common Stock”) of CannBioRx Life Sciences Corp., a Delaware corporation (the “Company”), (b) the number of exchangeable shares of Katexco Puchaseco ULC, an unlimited liability company incorporated under the laws of the Province of British Columbia (“Katexco Purchaseco”), which exchangeable shares (the “Katexco Exchangeable Shares”) shall be converted into the right to receive a number of KBL Exchangeable Shares immediately prior to the effective time of the Merger (as defined below), (c) the number of exchangeable shares of CannBioRex Purchaseco ULC, an unlimited liability company incorporated under the laws of the Province of British Columbia (“CannBioRex Purchaseco”), which exchangeable shares (the “CannBioRex Exchangeable Shares” and, together with the Katexco Exchangeable Shares, the “Exchangeable Shares”) shall be converted into the right to receive a number of KBL Exchangeable Shares immediately prior to the effective time of the Merger, (d) the number of shares of equity ownership interests (“180 Units” and collectively with the Company Common Stock, Katexco Exchangeable Shares and CannBioRex Exchangeable Shares, the “Securities”) of 180 Therapeutics LP, a Delaware limited partnership (“180” and collectively with Katexco Purchaseco and CannBioRex Purchaseco, the “Company Subsidiaries”), in each case, set forth opposite the Stockholder’s name on Schedule A (all such Securities set forth on Schedule A, together with any Securities or securities convertible into, exchangeable for or that represent the right to receive Securities that are hereafter issued to or otherwise acquired or owned by the Stockholder prior to the termination of this Agreement being referred to herein as the “Subject Securities”);

WHEREAS, the Company, Katexco, CBR Pharma, 180, KBL Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of KBL (“Merger Sub”), KBL, and Lawrence Pemble, in his capacity as representative of the stockholders of the Company and the Company Subsidiaries (the “Stockholder Representative”) propose to enter into a Business Combination Agreement, dated as of the date hereof (the “Business Combination Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in the Business Combination Agreement (capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement); and

WHEREAS, as a condition to its willingness to enter into the Business Combination Agreement, KBL has required that the Stockholder, and as an inducement and in consideration therefor, the Stockholder (in the Stockholder’s capacity as a holder of Subject Securities) has agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

VOTING AGREEMENT; GRANT OF PROXY

The Stockholder hereby covenants and agrees that:

1.1. Voting of Subject Securities.  The Stockholder agrees that at every meeting of the holders of capital stock of the Company (the “Company Stockholders”), however called, and at every adjournment or postponement thereof (or pursuant to a written consent if the Company Stockholders act by written consent in lieu of a meeting), the Stockholder shall, or shall cause the holder of record on any applicable record date to, be present (in person or by proxy) and to vote (or cause to be voted) the Stockholder’s Subject Securities (a) in favor of (i) the approval and adoption of the Business Combination Agreement, (ii) the approval of the Contemplated Transactions, and (iii) any other proposal included in the written consent presented to the Company Stockholders in connection with, or related to, the consummation of the Merger for which the Company Board has recommended that the Company Stockholders vote in favor; and (b) against any competing Company Acquisition Proposal.

1.2. No Inconsistent Arrangements. Except as expressly permitted or required hereunder or under the Business Combination Agreement, the Stockholder agrees not to, directly or indirectly, (a) create any Encumbrance other than restrictions imposed by applicable Law or pursuant to this Agreement on any Subject Securities, (b) transfer, sell, assign, gift or otherwise dispose of (collectively, “Transfer”), or enter into any contract with respect to any Transfer of the Subject Securities or any interest therein, (c) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to the Subject Securities, (d) deposit or permit the deposit of the Subject Securities into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Securities or (e) take any action that would make any representation or warranty of the Stockholder herein untrue or incorrect in any material respect, or have the effect of preventing the Stockholder from performing the Stockholder’s obligations hereunder.  Notwithstanding the foregoing, (x) the Stockholder may make Transfers of the Subject Securities (i) by will, operation of law, or for estate planning or charitable purposes, (ii) to stockholders, corporations, partnerships or other business entities that are direct or indirect affiliates (within the meaning set forth in Rule 405 under the Securities Act), current or former partners (general or limited), members or managers of the Stockholder, as applicable, or to the estates of any such stockholders, affiliates, general or limited partners, members or managers, or to another corporation, partnership, limited liability company or other investment or business entity that controls, is controlled by or is under common control with the Stockholder, or (iii) if the Stockholder is a trust, to any beneficiary of the Stockholder or the estate of any such beneficiary; provided that in each such case, the Subject Securities shall continue to be bound by this Agreement and provided that each transferee agrees in writing to be bound by the terms and conditions of this Agreement and either the Stockholder or the transferee provides KBL with a copy of such agreement promptly upon consummation of any such Transfer and (y) the Stockholder may take all actions reasonably necessary to consummate the transactions contemplated by the Business Combination Agreement.

1.3. Documentation and Information. The Stockholder shall permit and hereby authorizes KBL and the Company to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that the Company or KBL reasonably determines to be necessary in connection with the Merger and any transactions contemplated by the Business Combination Agreement, a copy of this Agreement, the Stockholder’s identity and ownership of the Subject Securities and the nature of the Stockholder’s commitments and obligations under this Agreement. The Company is an intended third-party beneficiary of this Section 1.3.

1.4. Irrevocable Proxy.  Solely in the event of a failure by the Stockholder to act in accordance with its obligations pursuant to Section 1.1 of this Agreement, the Stockholder hereby irrevocably appoints KBL, and any individual designated in writing by it, as attorney-in-fact and proxy for and on behalf of the Stockholder, for and in the name, place and stead of the Stockholder, to: (a) vote, express consent or dissent or issue instructions to the record holder to vote the Stockholder’s Subject Securities in accordance with the provisions of Section 1.1 at any and all meetings of the Company Stockholders or in connection with any action sought to be taken by written consent of the Company Stockholders without a meeting and (b) grant or withhold, or issue instructions to the record holder to grant or withhold, consistent with the provisions of Section 1.1, all written consents with respect to the Subject Securities at any and all meetings of the Company Stockholders or in connection with any action sought to be taken by written consent without a meeting.  KBL agrees not to exercise the proxy granted herein for any purpose other than the purposes expressly described in this Agreement.  The foregoing proxy shall be deemed to be a proxy coupled with an interest, revokes any and all prior proxies granted with respect to the Subject Securities, is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of the Stockholder, as applicable) until the earlier of (i) December 9, 2019 or (ii) termination of the Business Combination Agreement and shall not be terminated by operation of law or upon the occurrence of any other event other than the termination of this Agreement pursuant to Section 4.2. The Stockholder authorizes such attorney and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of KBL.  The Stockholder hereby affirms that the proxy set forth in this Section 1.4 is given in connection with and granted in consideration of and as an inducement to KBL to enter into the Business Combination Agreement and that such proxy is given to secure the obligations of the Stockholder under Section 1.1.  The proxy set forth in this Section 1.4 is executed and intended to be irrevocable, subject, however, to its automatic termination upon the termination of this Agreement pursuant to Section 4.2.

1.5.  No Solicitation of Transactions.  Without limiting and subject to the provisions of Section 4.14 hereof, the Stockholder shall not, directly or indirectly, knowingly take any action that the Company is prohibited from taking pursuant to Section 4.4 of the Business Combination Agreement.

1.6   No Exercise of Appraisal Rights; Waivers. In connection with the Contemplated Transactions, the Stockholder hereby expressly (a) waives, to the extent permitted under applicable Law, the applicability of the provisions for dissenters’ or appraisal rights set forth in Section 262 of the DGCL (or any other similar applicable state Law), with respect to any Subject Securities, (b) agrees that the Stockholder will not, under any circumstances in connection with the Contemplated Transactions, exercise or assert any dissenters’ or appraisal rights in respect of any Subject Securities, and (c) agrees that the Stockholder will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any Governmental Entity, which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by the Stockholder, or the approval of the Business Combination Agreement by the Company Board, breaches any fiduciary duty of the Company Board or any member thereof; provided, that the Stockholder may defend against, contest or settle any such action, claim, suit or cause of action brought against the Stockholder that relates solely to the Stockholder’s capacity as a director, officer or securityholder of the Company.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder represents and warrants to KBL as of the date hereof that:

2.1. Authorization; Binding Agreement.  The Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Stockholder, and constitutes a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors’ rights and general principles of equity.

2.2. Ownership of Subject Securities; Total Shares. The Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the Stockholder’s Subject Securities and has good and marketable title to the Subject Securities free and clear of any Encumbrance (including any restriction on the right to vote or otherwise transfer the Subject Securities), except as (a) provided hereunder, (b) pursuant to any applicable restrictions on transfer under the Securities Act, (c) subject to any risk of forfeiture with respect to any shares of Company Common Stock granted to the Stockholder under an agreement with or employee benefit plan of the Company and (d) as provided in the bylaws of the Company.  The Subject Securities constitute all of the shares of Company Common Stock and/or Exchangeable Shares owned by the Stockholder as of the date hereof.  Except pursuant to this Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Stockholder’s Subject Securities.

2.3. Voting Power.  The Stockholder has full voting power, with respect to the Stockholder’s Subject Securities, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Stockholder’s Subject Securities.  Except for the Stockholder’s Subject Securities which are Securities of either Katexco Purchaseco and/or CannBioRex Purchaseco, none of the Stockholder’s Subject Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of the Subject Securities. The Stockholder’s Subject Securities which are Securities of either Katexco Purchaseco and/or CannBioRex Purchaseco, if any, are subject to a voting and exchange agreement but the Stockholder has full power to instruct such trust on how to vote such Stockholder’s Subject Securities.

2.4. Reliance. The Stockholder understands and acknowledges that KBL is entering into the Business Combination Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

2.5. Absence of Litigation.  With respect to the Stockholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Stockholder, threatened against, the Stockholder or any of the Stockholder’s properties or assets (including the Subject Securities) that could reasonably be expected to prevent, delay or impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF KBL

KBL represents and warrants to the Stockholder that:

3.1. Organization; Authorization.  KBL is a corporation duly incorporated under the Laws of the State of Delaware.  The consummation of the transactions contemplated hereby are within KBL’s corporate powers and have been duly authorized by all necessary corporate actions on the part of KBL.  KBL has full power and authority to execute, deliver and perform this Agreement.

3.2. Binding Agreement. This Agreement has been duly authorized, executed and delivered by KBL and constitutes a valid and binding obligation of KBL enforceable against KBL in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors’ rights and general principles of equity.

 3.2. Consents and Approvals. Other than as provided in the Business Combination Agreement and any publicly available filings made by KBL with the SEC, the execution, delivery and performance by KBL or this Agreement does not require any consent, approval, authorization or permit of, filing with or notification to any Governmental Entity, other than any consent, approval, authorization, permit, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the Contemplated Transactions.

ARTICLE IV

MISCELLANEOUS

4.1. Notices. All notices, requests and other communications to either party hereunder shall be in writing (including facsimile transmission) and shall be given, (a) if to KBL, in accordance with the provisions of the Business Combination Agreement and (b) if to the Stockholder, to the Stockholder’s address set forth on a signature page hereto, or to such other address as the Stockholder may hereafter specify in writing to KBL for such purpose.

4.2. Termination. This Agreement shall terminate automatically and become void and of no further force or effect, without any notice or other action by any Person, upon the earlier of (a) the termination of the Business Combination Agreement in accordance with its terms, (b) the Effective Time, (c) December 9, 2019 and (d) the effective date of a written agreement of the parties hereto terminating the Agreement.  Upon termination of this Agreement, neither party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 4.2 shall relieve either party from liability for any breach of this Agreement prior to termination hereof and (ii) the provisions of this Article IV shall survive any termination of this Agreement.

4.3. Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

4.4. Binding Effect; Benefit; Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Except as set forth in Section 1.3, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns.  Neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto.

4.5. Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.  KBL and the Stockholder hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the Delaware Court of Chancery, or if such court does not have proper jurisdiction, then the Federal court of the U.S. located in the State of Delaware, and appellate courts therefrom, (collectively, the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.  Each of the parties hereto agrees that service of process may be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service.  Service made pursuant to the foregoing shall have the same legal force and effect as if served upon such party personally within the State of Delaware.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

4.6. Counterparts. The parties may execute this Agreement in one or more counterparts, each of which will be deemed an original and all of which, when taken together, will be deemed to constitute one and the same agreement.  Any signature page hereto delivered by facsimile machine or by e-mail (including in portable document format (pdf), as a joint photographic experts group (jpg) file, electronic signature, or otherwise) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto and may be used in lieu of the original signatures for all purposes.  Each party that delivers such a signature page agrees to later deliver an original counterpart to any other party that requests it.

4.7. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter.

4.8. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

4.9. Specific Performance. In the event of a breach or a threatened breach by any party to this Agreement of its obligations under this Agreement, any party injured or to be injured by such breach shall be entitled to specific performance of its rights under this Agreement or to injunctive relief, in addition to being entitled to exercise all rights provided in this Agreement and granted by Law, it being agreed by the parties that the remedy at Law, including monetary damages, for breach of any such provision will be inadequate compensation for any loss and that any defense or objection in any action for specific performance or injunctive relief for which a remedy at Law would be adequate is hereby waived.

4.10. Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

4.11. No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

4.12. Further Assurances. Each of the parties hereto will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Law to perform their respective obligations as expressly set forth under this Agreement.

4.13. Interpretation.  Unless the context otherwise requires, as used in this Agreement:  (a) “or” is not exclusive; (b) “including” and its variants mean “including, without limitation” and its variants; (c) words defined in the singular have the parallel meaning in the plural and vice versa; (d) words of one gender shall be construed to apply to each gender; and (e) the terms “Article,” “Section” and “Schedule” refer to the specified Article, Section or Schedule of or to this Agreement.

4.14. Capacity as Stockholder.  The Stockholder signs this Agreement solely in the Stockholder’s capacity as a Company stockholder, and not in the Stockholder’s capacity as a director, officer or employee of the Company or in the Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust.  Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director or officer of the Company in the exercise of his or her fiduciary duties as a director or officer of the Company or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust, or prevent any director or officer of the Company or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee or fiduciary.

4.15.   Conversion or Exercise.  Nothing contained in this Agreement shall require the Stockholder (or shall entitle any proxy of the Stockholder) to (a) convert, exercise or exchange any option, warrants or convertible securities in order to obtain any underlying Subject Securities or (b) vote, or execute any consent with respect to, any Subject Securities underlying such options, warrants or convertible securities that have not yet been issued as of the applicable record date for that vote or consent.

4.16.   Representations and Warranties.  The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.

4.17.   No Agreement Until Executed.  Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Company Board has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Company’s organizational documents, the possible acquisition of the Company by KBL pursuant to the Business Combination Agreement and (b) the Business Combination Agreement is executed by all parties thereto.

(SIGNATURE PAGES FOLLOW)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

KBL MERGER CORP. IV.

By:
Name:
Title:

[Signature Page to CannBioRx Stockholder Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

[STOCKHOLDER NAME STOCKHOLDER ADDRESS]

[Signature Page to CannBioRx Stockholder Support Agreement]

Schedule A

Name of Stockholder	No. of Shares of Company Common Stock	No. of Katexco Exchangeable Shares	No. of CannBioRex Exchangeable Shares	No. of 180 Units
[●]	[●]	[●]	[●]	[●]

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